Exhibit 19.1

NEXTNAV INC.

INSIDER TRADING POLICY

(Effective October 28, 2021, Last Revision August 6, 2024)

1.         Introduction and Purpose

This Insider Trading Policy (this “Policy”) summarizes the law relating to insider trading and sets out the policy of NextNav Inc. (together with its subsidiaries, the “Company” or “NextNav”) on directors, officers, employees and consultants of the Company (collectively, “Associates”) dealing in the securities of NextNav.

If you do not understand any of the following summaries of law or this Policy, or how it applies to you, you should raise the matter with the General Counsel (the “Compliance Officer”) before trading in any securities that may be affected by this Policy or the law. The General Counsel shall serve as the Compliance Officer for the purposes of this Policy, and the Compliance Officer’s may designate another employee who shall also be responsible for administration of this Policy. All determinations and interpretations by the Compliance Officer shall be final and not subject to further review.

This Policy is only a summary of complex legal provisions, and should therefore only be used as a general guide, not as legal advice.

2.          The Insider Trading Prohibition

                         If you have “material nonpublic” information relating to NextNav, it is illegal for you to:

A.	buy or sell or offer to buy or sell, or otherwise deal in, NextNav securities, whether or not issued by the Company;
B.	advise, procure or encourage another person (for example, a family member, a friend, a family company or trust) to buy or sell NextNav securities; or
C.	pass on information to any other person, if you know or ought reasonably to know that the person may use the information to buy or sell (or procure another person to buy or sell) NextNav securities.

             This Policy applies to transactions in the Company’s securities, including the Company’s common stock, warrants, options to purchase common stock, including any securities that are exercisable for, or convertible or exchangeable into, shares of common stock or any other type of securities that the Company may issue, including (but not limited to) preferred stock, notes, convertible debentures and warrants, options and other derivative securities (including derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s securities).

It is the responsibility of each Associate to ensure that she, he or it does not do any of the things prohibited by this Policy or insider trading laws, whether or not specifically prohibited by this Policy. The consequences for breach of this Policy or such laws may be severe.

As an Associate, this Policy applies to you. The same restrictions that apply to you apply to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in NextNav securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company securities (each a “Related Person” and collectively, “Related Persons”). You are responsible for making sure that the purchase or sale of any security covered by this Policy by any such Related Person complies with this Policy. Therefore, you should make them aware of the need to confer with you before they trade in Company securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account.

This Policy applies to any entities that you influence or control, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.

There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not exempted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

3.          What is “Material” Information?

Material information means information relating to NextNav that would, if the information were publicly known:

  be likely to have an effect, positive or negative, on the price of NextNav securities; or
  be information that a reasonable investor would want to know in deciding whether or not to buy, hold or sell NextNav securities.

Examples of possible material information include, but are not limited to:

  Consolidated financial condition and results of operation of the Company, including quarterly and annual results, or financial results of any significant subsidiary, business or unit;
  Financial performance of the Company or any of the Company’s technologies, products and services;
  Forward-looking information regarding the Company’s consolidated financial performance, such as earnings guidance, projections or “outlook” for future financial results;
  Regulatory developments with respect to the Company’s technologies, products and services;
  Imposition of an internal restriction on trading in Company securities or in the securities of another company with which the Company conducts business or may engage in acquisitions, joint ventures or other transactions, or the extension or termination of such restriction;
  A proposed dividend or a change in dividend policy;
  An actual or proposed change to the Company’s capital structure, including a stock split;
  An offering of Company securities;
  The establishment of, or any significant developments or changes regarding, a repurchase program for common stock or other Company securities (such as planned repurchases, increases or decreases in the program’s authorization, suspensions and similar changes);
  Redemption, retirement or modification of outstanding debt securities or other indebtedness;
  Incurrence of significant indebtedness under bank borrowings or other financing transactions outside the ordinary course of business;
  Pending or proposed mergers, investments, acquisitions, dispositions or tender offers;
  Pending or proposed joint ventures or other major transactions;
  Entry into or termination of a material contract (such as a license agreement, joint venture, strategic alliance or collaboration);
  Gain or loss of a significant customer or supplier;
  Changes in the Company’s pricing or cost structure;
  Changes to previously announced earnings guidance or the decision to suspend earnings guidance;
  Major marketing changes;

  Development of a significant new service, product, process or technical innovation;
  A restructuring of the Company;
  Impending bankruptcy or the existence of severe liquidity issues;
  Significant related party transactions;
  Major changes in senior management or the board of directors;
  Significant actual or potential cybersecurity incidents (e.g., a data breach or any other significant disruption in the Company’s operations, or loss, potential loss, breach or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure);
  Pending or threatened significant litigation or government agency inquiries or investigations, or a development or resolution of such litigation, inquiry or investigation;
  Write-ups or write-downs of assets or changes in accounting methods; or
  Change in independent auditor or notification that reports of the independent auditor may no longer be relied on.

Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger, acquisition or introduction of a new product, the point at which negotiations or product development are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event could have on the Company’s operations or stock price should it occur. Thus, information concerning an event that could have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small. When in doubt about whether particular nonpublic information is material, you should presume it is material. If you are unsure whether information is material, you should consult the Compliance Officer before making any decision to disclose such information (other than to persons employed by the Company who have a need to know it) or to trade in or recommend securities to which that information relates.

4.          When is the Information “Nonpublic”?

Information is nonpublic if it has not been disclosed generally to the market or to the investing public. Unless such information was disseminated in a manner designed to reach investors generally and at least one full Trading Day elapsed between the time of the event or when the information became known and its public disclosure, it shall be deemed to be “Nonpublic.” Information generally would be considered disseminated if it has been disclosed through a press release, a broadcast on widely-available radio or television programs, publication in a widely- available newspaper, magazine or news website, newswire services or public disclosure documents filed with the SEC that are available on the SEC’s website (such as Form 8-K, Form 10-Q and Form 10-K). Nonpublic information may include: (x) information available to a select group of analysts or brokers or institutional investors; (y) undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; or (z) information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information (normally one Trading Day). By contrast, information would likely not be considered disseminated if it is available only to the Company’s employees, or if it is only available to a select group of persons, such as analysts, brokers and institutional investors. In addition, please be aware that disclosure on the Company’s website, by itself, may not be considered wide dissemination.

Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until after the second Trading Day after the day on which the information is released. If, for example, the Company were to make an announcement on a Monday, you should not trade in Company securities until Thursday. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information.

•	For purposes of this Policy, “Trading Day” means a day on which the Nasdaq Stock Market, LLC is open for trading.

5.           Special and Prohibited Transactions

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. It is therefore the Company’s policy that Associates may not engage in any of the following transactions:

A.Short-Term Trading: Short-term trading of Company securities may be distracting to the person and may unduly focus the person on the Company’s short-term share market performance instead of the Company’s long-term business objectives.

B.Short Sales: Short sales of Company securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company securities are prohibited. In addition, Section 16(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), generally prohibits executive officers and directors from engaging in short sales.

C.Publicly Traded Options: Given the relatively short term of publicly traded options, transactions in options may create the appearance that an Associate is trading based on material nonpublic information and focus such Associate’s attention on short- term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy.

D.Hedging Transactions: Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds or other transactions which hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company securities. Such hedging transactions may permit an Associate to continue to own Company securities obtained through company benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the Associate may no longer have the same objectives as the Company’s other stockholders. Therefore, Associates are prohibited from engaging in any such transactions.

E.Margin Accounts and Pledged Securities: Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company securities, Associates are prohibited from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.

F.Standing and Limit Orders: Standing and limit orders (except standing and limit orders under approved 10b5-1 Trading Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when an Associate is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on Company securities (except standing and limit orders under an approved 10b5-1 Trading Plan, as described below). If a person subject to this Policy determines that they must use a standing order or limit order, that person must contact the Compliance Officer for clearance to place the order.

6.          Additional Procedures

The Company has established additional procedures in order to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of any impropriety. These additional procedures are applicable only to those individuals described below.

A.Pre-Clearance Procedures. All directors, executive officers and other personnel of the Company and its subsidiaries who are subject to the reporting and “short-swing profit” liability provisions of Section 16 of the Exchange Act and any other persons designated by the Compliance Officer as being subject to these procedures, as well as their Related Persons and Controlled Entities (all of the foregoing are referred to as “Restricted Persons”), may not engage in any transaction in the Company’s securities without first obtaining written pre-clearance from either the Compliance Officer. Restricted Persons are more likely to have access to material nonpublic information because of their positions or affiliations with the Company and, as a result, their trades in the Company’s securities are more likely to be subject to greater scrutiny. A request for pre-clearance should be submitted to either the Compliance Officer at least two Trading Days before the proposed transaction and shall comply with any other procedures established by the Compliance Officer. Neither the Compliance Officer is under any obligation to approve a transaction submitted for pre-clearance and will have sole discretion to determine whether to permit the transaction. In evaluating each proposed transaction, each of the Compliance Officer may consult as necessary with other members of senior management or outside counsel.

              If a Restricted Person seeks pre-clearance and the request is denied by any of the Compliance Officer, then he or she should refrain from engaging in any transaction in the Company’s securities, and should not inform any other person of the restriction. Moreover, pre-clearance does not, in any circumstance, relieve anyone of his or her legal obligation to refrain from trading while in possession of material nonpublic information. In other words, even if pre-clearance is received, if the requesting person becomes aware of material nonpublic information or becomes subject to a blackout period or event-specific trading restriction (as discussed below), the transaction may not be completed. Pre-clearance of a transaction is valid only for the two (2) Trading Day period immediately following receipt by the Restricted Person of such pre-clearance.

             When a request for pre-clearance is made, the requesting person should carefully consider whether he or she may be aware of any material nonpublic information about the Company and should provide a detailed description of those circumstances to the Compliance Officer, as applicable.

B.Post-Transaction Notice. The Restricted Persons who have a reporting obligation under Section 16 of the Exchange Act shall also notify the Compliance Officer of the occurrence of any purchase, sale or other acquisition or disposition of Company securities as soon as possible following the transaction, but in any event within one Trading Day after the transaction. Such notification must be in writing (including by e-mail) and should include the identity of the Restricted Persons, the type of transaction, the date of the transaction, the number of shares involved and the purchase or sale price.

              For both the “Pre-Clearance Procedures” section above and this “Post- Transaction Notice” section, a purchase, sale or other acquisition or disposition shall be deemed to occur at the time the person or entity becomes irrevocably committed to it (for example, in the case of an open market purchase or sale, this occurs when the trade is executed, not when it settles).

C.Quarterly Blackout Period Restrictions. Because trades in the Company’s securities by Associates are more likely to be subject to greater scrutiny, as mentioned above, Associates may not engage in any transactions involving Company securities (other than as specified by this Policy), during a “Blackout Period” beginning five (5) Trading Days prior to the last day of each fiscal quarter and ending at the close of business on the second (2nd) Trading Day following the date of the public release of the Company’s earnings results for that quarter. Please note that Blackout Periods are compliance requirements of the Company and do not create or constitute a legal right to trade when they are not in effect. Accordingly, and for the avoidance of doubt, even when a Blackout Period is not in effect, if you are in possession of material nonpublic information, you may not trade in the Company’s securities and, as an Associate, you must follow the “Pre-Clearance Procedures” section above prior to any trade in the Company’s securities.

D.Event-Specific Trading Restrictions. From time to time, an event may occur that is material to the Company and is known by only certain directors, officers and/or employees. So long as the event remains material and nonpublic, the persons designated by the Compliance Officer may not trade the Company’s securities. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Compliance Officer, designated persons should refrain from trading in Company securities even sooner than the typical Blackout Period described above. In these situations, the Compliance Officer will notify these persons in writing that they are prohibited from trading in the Company’s securities, without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a Blackout Period will not be announced to the Company as a whole, and should not be communicated to any other person. Exceptions to this Policy will not be granted while an event-specific trading restriction is in effect.

E.Exceptions. Blackout period and event-specific trading restrictions do not apply to any transactions to which this Policy does not apply. The “Pre-Clearance Procedures,” “Quarterly Blackout Period Restrictions” and “Event-Specific Trading Restrictions” sections above do not apply to transactions under approved 10b5-1 Trading Plans (as defined below). For Associates who are not affiliates (including, without limitation, Section 16 officers and directors) sales of shares sufficient to cover taxes incurred at the time of RSU share delivery, vesting of Restricted Stock Awards, or delivery of other stock awards with immediate tax consequences, are allowed up to the aggregate number of shares the value of which shall be equal to the tax liability incurred (the aggregate number of such shares sold shall be rounded up to the next full share as required to satisfy the tax liability) so long as the seller is not in possession of any material non-public information or subject to Event Specific Trading Restrictions.

7.          Precautions to Prevent Misuse or Unauthorized Disclosure

When a person covered under this Policy has exposure to material nonpublic information, that individual should consider taking extraordinary precautions to prevent misuse or unauthorized disclosure, including:

A.	maintaining files securely and avoiding storing information on computer systems that can be accessed by other individuals;
B.	avoiding discussing confidential matters in areas were conversation could be overheard;
C.	restricting information on a “need to know” basis; and
D.	refrain from making any statement on the Internet or via social media (e.g. Twitter, Facebook) regarding the Company, as it may be seen as a recommendation to buy or sell the Company’s securities.
8.          Consequences for Breach of the Insider Trading Prohibition

Breach of the insider trading prohibition by you or any Related Person could expose you or them to criminal and civil liability. Breach of insider trading laws or this Policy will also be regarded by NextNav as serious misconduct, which may lead to disciplinary action and/or dismissal.

A.Legal Penalties: A person who violates insider trading laws by engaging in transactions in the Company’s securities when he or she has material nonpublic information can be sentenced to a substantial jail term and required to pay a criminal penalty of several times the amount of profits gained or losses avoided.

In addition, a person who tips others may also be liable for transactions by the tippees to whom he or she has disclosed material nonpublic information. Tippers can be subject to the same penalties and sanctions as the tippees, and the Securities and Exchange Commission (the “SEC”) has imposed large penalties even when the tipper did not profit from the transaction.

The SEC can also seek substantial civil penalties from any person who, at the time of an insider trading violation, “directly or indirectly controlled the person who committed such violation,” which would apply to the Company and/or management and supervisory personnel. These control persons may be held liable for up to the greater of $1 million or three times the amount of the profits gained or losses avoided. Even for violations that result in a small or no profit, the SEC can seek penalties from a company and/or its management and supervisory personnel as control persons.

B.Company-Imposed Penalties: Associates who violate this Policy may be subject to disciplinary action by the Company, including dismissal for cause. Any exceptions to the Policy, if permitted, may only be granted by the Compliance Officer (or if the Compliance Officer is seeking an exception, the Chief Executive Officer) and must be provided before any activity contrary to the above requirements takes place.

C.Expenses Related to a Breach: Neither the Company nor any of its directors, officers or employees will be liable for the legal or financial consequences of any approval or pre-clearance, refusal to approve or pre-clear or delay in reviewing any requests for approval or pre-clearance of any transaction, Rule 10b5-1 Plan or other request under this Policy. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person's reputation and irreparably damage a career.

9.          Dealing in Securities of Other Companies

If you have material nonpublic information, about a company other than NextNav, the same insider trading rules outlined above apply to buying and selling securities of that company.

10.          Exceptions for Approved 10b5-1 Trading Plans

Associates may establish written programs (“10b5-1 Trading Plans”) which permit automatic trading of NextNav securities: (i) through a third-party broker; or (ii) by an independent person (e.g., an investment banker) who is not aware of any material nonpublic information at the time of a trade. Trades in the Company’s securities that are executed pursuant to an approved 10b5-1 Trading Plan are not subject to the prohibition on trading on the basis of material nonpublic information contained in this Policy or to the restrictions set forth above relating to pre-clearance procedures.

In general, an Associate may only enter into a 10b5-1 Trading Plan when such Associate is not aware of material nonpublic information. All 10b5-1 Trading Plans must be pre-approved in writing by the Compliance Officer (or, in the event the Compliance Officer is seeking approval of a 10b5-1 Trading Plan, the Chief Executive Officer) and may not provide for the execution of any trades in NextNav securities for a period of at least one month after such approval. Once a 10b5-1 Trading Plan is implemented in accordance with this Section 10 and applicable securities laws, trades pursuant to such program will not be subject to the limitations and restrictions set forth in other sections of this Policy.

Trading pursuant to a 10b5-1 Trading Plan may occur even during a blackout period or when the person on whose behalf such trade is made is aware of nonpublic material information. Once the plan is adopted, you must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify (including by formula) the amount, pricing and timing of transactions in advance or delegate discretion on those matters to an independent third party.

11.          Applicability of Policy to Former Insiders

This Policy continues to apply to transactions in Company securities even after termination of service to the Company. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Company securities until that information has become public or is no longer material. The pre-clearance procedures applicable to such individual specified under the heading “Additional Procedures” above, however, will cease to apply to transactions in Company securities upon the expiration of any Blackout Period or other company-imposed trading restrictions in force at the time of such individual’s termination of service.

12.          Transactions Not Subject to Trading Restrictions

This Policy does not apply in the case of the following transactions, except as specifically noted:

A.Stock Option Exercises: This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans or pursuant to a Nasdaq compliant inducement award. Similarly, this Policy does not apply to the exercise of options on a “net exercise” basis pursuant to which a person either (i) delivers outstanding shares of common stock to the Company or (ii) authorizes the Company to withhold from issuance shares of common stock issuable upon exercise of the option, in either case, having a fair market value on the date of exercise equal to the aggregate exercise price. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

B.Restricted Stock Awards: This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of restricted stock.

C.401(k) Plan: This Policy does not apply to purchases of Company securities in any 401(k) plan maintained by the Company resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. This Policy does apply, however, to certain elections you may make under any such 401(k) plan, including: (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Company stock fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund; (c) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company stock fund balance; and (d) an election to pre‑pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund. It should be noted that sales of Company securities from a 401(k) account are also subject to Rule 144, and therefore affiliates should ensure that a Form 144 is filed when required.

D.Employee Stock Purchase Plan: This Policy does not apply to purchases of Company securities in any employee stock purchase plan maintained by the Company resulting from your periodic contribution of money to the plan pursuant to the election you previously made. This Policy also does not apply to purchases of Company securities resulting from lump sum contributions to the plan, provided that you elected to participate by lump sum payment at the beginning of the applicable enrollment period. This Policy does apply, however, to your election to participate in any such plan for any enrollment period, and to your sales of Company securities purchased pursuant to the plan.

E.Other Similar Transactions: Any other purchase of Company securities from the Company or sales of Company securities to the Company are not subject to this Policy.

Transactions in mutual funds that are invested in the Company’s securities are not transactions subject to this Policy.

13.          Certification

All Associates must certify their understanding of, and intent to comply with, this Policy by signing and returning the Certification included in this Policy to the Compliance Officer.

14.          Contacts

If you have any questions arising from this Policy, you may contact the person listed below.

General Counsel

ACKNOWLEDGEMENT AND CERTIFICATION

I hereby certify that:

1.	I have read and understand the Company’s Insider Trading Policy.

2.	I understand that the Company’s Compliance Officer is available to answer any questions I have regarding the Insider Trading Policy.

3.	Since October 28, 2021, or such shorter period of time that I have been an employee or director of the Company, I have complied with the Insider Trading Policy.

4.	I will continue to comply with the Insider Trading Policy for as long as I am subject to the Policy.

Print name:

Signature:

Date: